EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT







                     THE DIXIE GROUP, INC. SUBSIDIARIES




                                                 STATE/COUNTRY
                                                      OF
    SUBSIDIARY                                   INCORPORATION


Dixie Export, Inc.                               USVI

Carriage Industries, Inc.                        Georgia

Masland Carpets, Inc.                            Alabama

Patrick Carpet Mills, Inc.                       California

Candlewick - Ringgold, Inc.                      Tennessee

Candlewick - Lemoore, Inc.                       Tennessee

Candlewick - Roanoke/Tennessee, Inc.             Tennessee

Dixie Funding, Inc.                              Tennessee

DEL, Inc.                                        Tennessee

RMK, Inc.                                        North Carolina

Caro Knit Incorporated                           South Carolina

C-Knit Apparel, Inc.                             Tennessee